Exhibit 99.6

                  AMENDED AND RESTATED SHAREHOLDERS' AGREEMENT

SHAREHOLDERS' AGREEMENT entered into at the City of Montreal, as of the 9th day of February, 2005.

BY AND BETWEEN:                         LINCOLNSHIRE HOLDINGS LIMITED, a
                                        corporation duly incorporated under the
                                        laws of Canada, herein represented by
                                        Eric H. Molson

                                        (herein referred to as "Lincolnshire");

AND: NOOYA INVESTMENTS LIMITED, a corporation duly incorporated under the laws of Canada, herein represented by Stephen T. Molson

                                        (herein referred to as "Nooya");

AND: PENTLAND SECURITIES (1981) INC., a corporation duly incorporated under the laws of Canada, herein represented by Eric H. Molson and Stephen T. Molson

                                        (herein referred to as the
                                        "Corporation");

AND: 4280661 CANADA INC., a corporation duly incorporated under the laws of Canada, herein represented by Andrew T. Molson

                                        (herein referred to as "Subco");

AND HERETO INTERVENED:                  ERIC H. MOLSON, an executive residing at
                                        38 Rosemont Avenue, Westmount, Quebec,
                                        H3Y 3G7

                                        (herein referred to as "Eric H.
                                        Molson");

AND: STEPHEN T. MOLSON, an executive residing at 411 Clarke Avenue, Westmount, Quebec, H3Y 3C3

                                        (herein referred to as "Stephen T.
                                        Molson").

WHEREAS on the date hereof, the Shareholders (as hereinafter defined) are the registered holders of all the shares in the share capital of the Corporation, specifically:
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       Shareholder                                  Number and Class of Shares
       -----------                                  --------------------------
                                                         200,000 common shares
       Lincolnshire                         4,800,000 Class A preferred shares
                                            5,562,548 Class B preferred shares
                                              330,000 Class C preferred shares
                                         48,226,895 Class OPC preferred shares

       Nooya                                             112,500 common shares
                                            2,000,000 Class A preferred shares
                                            5,534,667 Class B preferred shares
                                              843,750 Class C preferred shares
                                              700,000 Class N preferred shares
                                         24,063,770 Class OPC preferred shares

WHEREAS the Lincolnshire Shareholder (as hereinafter defined) is the registered holder of all the issued and outstanding shares in the share capital of Lincolnshire;

WHEREAS the Nooya Shareholder (as hereinafter defined) is the registered holder of all the issued and outstanding shares in the share capital of Nooya;

WHEREAS Subco is a wholly subsidiary of the Corporation;

WHEREAS prior to the date hereof, the Corporation and Subco owned in the aggregate, 10,018,000 Class "B" common shares in the share capital of Molson Inc. (the "Former Molson Shares");

WHEREAS pursuant to a Plan of Arrangement (the "Plan") between Adolph Coors Company ("Coors") and Molson Inc. which became effective on the date hereof with the name of Coors being changed to Molson Coors Brewing Company ("Molson Coors"), the Former Molson Shares were exchanged for the following shares now owned by the Corporation and Subco, namely:

      (a) The Corporation owns 126 shares of Class A Common Stock of Molson Coors and 234 shares of Class B Common Stock of Molson Coors, 928,612 Class A Exchangeable Shares of Molson Coors Canada Inc. ("Exchangeco") and 1,724,566 Class B Exchangeable Shares of Exchangeco; and

      (b) Subco owns 333,529 Class A Exchangeable Shares of Exchangeco and 619,411 Class B Exchangeable Shares of Exchangeco;

(the said Class A Common Stock and Class B Common Stock of Molson Coors being herein sometimes collectively called "Molson Coors US Shares" and the said Class A Exchangeable Shares and Class B Exchangeable Shares of Exchangeco being herein sometimes collectively called "Exchangeco Shares");

WHEREAS the Plan was proposed in a Joint Proxy Statement/Management Information Circular dated December 9, 2004, as amended (collectively, the "Circular");
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                                       3


WHEREAS the parties and intervenants hereto wish to evidence and confirm their desire to keep within the Corporation and Subco, subject to the express provisions of this Agreement, the Molson Coors Shares (as hereinafter defined) at present owned by the Corporation, directly or indirectly, and any other Molson Coors Shares hereafter acquired by the Corporation;

WHEREAS this Amended and Restated Shareholders Agreement amends and restates the Shareholders Agreement between the parties (other than Subco) dated May 7, 2003, as amended by an Amendment to Shareholders Agreement between the parties hereto and for 4280679 Canada Inc. ("Newco") dated January 19, 2005 (collectively, the "Prior Agreement"), the intention of the parties hereto being that this Agreement shall supersede and replace the Prior Agreement; and

WHEREAS Lincolnshire and Nooya wish to herein set forth their agreement with respect to certain matters respecting the Corporation and Subco.

      NOW, THEREFORE, THIS AGREEMENT WITNESSETH:

                             ARTICLE 1 - DEFINITIONS

1.1 As used in this Agreement, the following terms shall have the following meanings:

      "Affiliate" shall have the meaning ascribed thereto in the Income Tax Act (Canada) in effect as of the date hereof;

      "Agreed Ratio" means, as at the date hereof, sixty-four percent (64%) for Lincolnshire and thirty-six percent (36%) for Nooya (being the ratio between Lincolnshire and Nooya of the ownership of Common Shares and Preferred Shares, respectively, the whole subject to adjustment pursuant to Article 7 or Article 8 hereof;

      "Agreement" means this agreement and all amendments made hereto by written agreement between the Shareholders and the Corporation;

      "Articles" means the Articles of Incorporation of the Corporation, as amended or restated from time to time;

      "Arm's Length" has the meaning ascribed to such term by the Income Tax Act (Canada) in effect as at the date hereof;

      "Assets" means the Molson Coors Shares held by the Corporation and any other assets of the Corporation from time to time; provided, however, for purposes of Section 8.2 hereof, Molson Coors Shares held by a subsidiary of the Corporation shall be deemed to be Molson Coors Shares and not to constitute Assets other than Molson Coors Shares;

      "Beneficial Shareholders" means, collectively, the Lincolnshire Shareholder and the Nooya Shareholder and "Beneficial Shareholder" means either one of them;

      "Board of Directors" or "Board" means the board of directors of the Corporation;
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      "Bylaws" means the bylaws of the Corporation, as amended from time to time;

      "Circular" has the meaning ascribed thereto in the preamble hereto;

      "Common Shares" means the common shares in the share capital of the Corporation;

      "Coors" means Adolph Coors Company;

      "Corporation" has the meaning ascribed thereto in the preamble hereto;

      "Demand" has the meaning ascribed thereto in Section 7.1 hereof;

      "Demanding Shareholder" has the meaning ascribed thereto in Section 7.1 hereof;

      "Designated Assets" has the meaning ascribed thereto in Section 8.2 hereof;

      "Designating Shareholder" has the meaning ascribed thereto in Section 8.1 hereof;

      "Designated Shareholder Interest" has the meaning ascribed thereto in
      Section 8.1 hereof;

      "Exchangeco" means Molson Coors Canada Inc.;

      "Exchangeco Shares" has the meaning ascribed thereto in the preamble hereto;

      "Former Molson Shares" has the meaning ascribed thereto in the preamble hereto;

      "Lincolnshire" has the meaning ascribed thereto in the preamble hereto and shall include any transferee of Shares owned by Lincolnshire Holdings Limited or any transferee thereof in accordance with this Agreement;

      "Lincolnshire Shareholder" means Eric H. Molson and includes any successor, assign or transferee thereof who becomes a shareholder of Lincolnshire;

      "Loan" has the meaning ascribed thereto in subsection 6.1.2 hereof;

      "Molson" means Molson Inc.;

      "Molson Coors" means Molson Coors Brewing Company;

      "Molson Coors Shares" means Molson Coors US Shares and Exchangeco Shares and shall also include any securities of Molson Coors or Exchangeco into which said shares shall be changed, exchanged or converted or any securities, whether voting or non-voting, issued by any entity (including Molson Coors, Exchangeco or any successor thereof), in substitution or replacement or exchange or consideration therefor or on conversion thereof, including any such securities issued as a result of any amalgamation, merger or plan of arrangement, and where the context admits or requires, Substituted Securities (as defined in the Articles);

      "Molson Coors US Shares" has the meaning ascribed thereto in the preamble hereto;
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                                       5


      "Newco" means 4280679 Canada Inc.;

      "Nooya" has the meaning ascribed thereto in the preamble hereto and shall include any transferee of Shares owned by Nooya Investments Limited or any transferee thereof in accordance with this Agreement;

      "Nooya Shareholder" means Stephen T. Molson and includes any successor, assign or transferee thereof who becomes a shareholder of Nooya;

      "Notice" has the meaning ascribed thereto in Section 5.2 hereof;

      "Offer" has the meaning ascribed thereto in Section 5.2 hereof;

      "Part IV Tax" has the meaning ascribed thereto in subsection 6.1.2 hereof;

      "Plan" has the meaning ascribed thereto in the preamble hereto;

      "Preferred Shares" means any preferred shares in the share capital of the Corporation including without limitation, the Class A preferred shares, Class B preferred shares, Class C preferred shares, Class N preferred shares and Class OPC preferred shares in the share capital of the Corporation;

      "Prior Agreement" has the meaning ascribed thereto in the preamble hereto;

      "Rollover Agreements" means, collectively, (i) the Memorandum of Agreement dated May 7, 2003 by and between Lincolnshire and the Corporation, (ii) the Memorandum of Agreement dated May 7, 2003 by and between Nooya and the Corporation, in each case, with respect to the sale of Former Molson Shares to the Corporation, and (iii) the Sale Agreement dated May 7, 2003 by and between Nooya and the Corporation with respect to the sale to the Corporation of Class OPC preferred shares and payment therefore by the Corporation by the issuance to Nooya of 700,000 Class N preferred shares of the Corporation;

      "Safe Income on Hand" means, in respect of particular Molson Coors Shares at a particular time, the portion of the unrealized gain inherent in the Molson Coors Shares at that time that cannot reasonably be considered to be attributable to anything other than income earned or realized (as defined in paragraph 55(5)(b), (c), or (d) of the Income Tax Act (Canada) depending on the circumstances) by Molson Coors and its subsidiaries or any successor thereto after 1971 and before the safe-income determination time as defined in subsection 55(1) of the Income Tax Act (Canada) for the series of transactions that includes the dividends;

      "Share" means any Common Share or Preferred Share as well as any other share of the share capital of the Corporation;

      "Shareholders" means Lincolnshire and Nooya, and "Shareholder" shall mean any one of the Shareholders;

      "Subco" means 4280661 Canada Inc.; and
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                                       6


      "Tax Liability" has the meaning ascribed thereto in Section 8.1 hereof.

                    ARTICLE 2 - IMPLEMENTATION OF AGREEMENT

2.1 Shareholder Covenants. Each of the Shareholders covenants and agrees that it shall vote or cause to be voted the Shares of the Corporation held by it and cause the Corporation to vote the shares of Subco, to accomplish and give effect to the terms and conditions of this Agreement and that it shall otherwise act in accordance with the provisions and intent of this Agreement.

2.2 Conflict. The parties hereto acknowledge and agree that as of the date hereof conflicts may exist between this Agreement and the Articles and By-laws of the Corporation. Each of the Shareholders agrees to vote or cause to be voted the Shares held by it so as to cause the Articles or By-laws of the Corporation to be amended to resolve each such conflict and any other conflicts in favour of the provisions of this Agreement.

2.3 Covenants by the Corporation and Subco. Each of the Corporation and Subco consents to the terms of this Agreement and hereby covenants with each of the other parties hereto that it will at all times during the term of this Agreement be governed by the terms and provisions hereof in carrying on its affairs, and each of the Shareholders shall vote or cause to be voted its respective Shares to cause each of the Corporation and Subco to fulfill its foregoing covenants.

2.4 Payment of Promissory Notes. The parties hereto acknowledge that on May 7, 2003 the Corporation delivered to each of Lincolnshire and Nooya a promissory note of the Corporation in the principal amount of $2,467,333, payable on demand, without interest (each a "Promissory Note" and collectively the "Promissory Notes"). Each of the parties agrees that it will not demand payment of its Promissory Note unless, simultaneously therewith, demand for payment of the other Promissory Note is made by the other party and, in each case, such demands result in full payment of the Promissory Notes to the parties hereto. The Corporation hereby agrees that it will repay both of the Promissory Notes out of the proceeds received from tax refunds of Part IV Tax as and when received and that, after complete repayment of the Bank Loan, if the Promissory Notes have not theretofore been paid, they will be so paid by the Corporation as soon as feasible, subject to prior payment of cumulative dividends on the Class A preferred shares and the Class N preferred shares of the Corporation.

2.5 Remain a Subsidiary. Each of the parties hereto hereby agrees that as long as Subco owns any Molson Coors Shares, Subco shall remain a wholly owned subsidiary of the Corporation.

2.6 Cause Subco. The Corporation hereby agrees to cause Subco to comply with all of its obligations hereunder, such that the intent hereof will not be impaired as a result of Subco owning Molson Coors Shares.

2.7 No Conflict with Agreements. No right accorded hereunder shall, without the unanimous written consent of Lincolnshire and Nooya be exercisable by any party or intervenant hereto if the exercise of such right would result in the Corporation or Subco, as the case may be, losing any rights which it would otherwise have pursuant to the
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                                       7


agreements which the Corporation or Subco, as the case may be, are required to enter into pursuant to the Plan or as described in the Circular, including, without limitation, any voting trust or similar agreements to which the Corporation or Subco, as the case may be, is a party, nor shall any such right be exercised if such exercise would result in a breach of the Corporation's or Subco's obligations under any such agreements.

                       ARTICLE 3 - CORPORATION'S PURPOSE

3.1 Purpose. The principal purpose of the Corporation shall be to own directly, or indirectly through one or more wholly owned subsidiaries, Molson Coors Shares and, if determined by the Board from time to time, other securities of an entity which has issued Molson Coors Shares.

                         ARTICLE 4 - BOARD OF DIRECTORS

4.1 Number of Directors. The Corporation shall have three (3) directors who shall be nominated and elected as provided for in Section 4.2 hereof.

4.2 Nomination and Election of Directors. The Board of Directors shall consist of two (2) directors who shall be nominees of Lincolnshire and who may be nominated by Lincolnshire at any time, and one (1) director who shall be a nominee of Nooya and who may be nominated by Nooya at any time. The Shareholders agree that during the term of this Agreement, they shall vote their Shares at each meeting of shareholders of the Corporation so as to cause the nominees from time to time of each Shareholder to be elected to (and, if appropriate, removed from) the Board of Directors of the Corporation.

4.3 Removal of Directors. Any Shareholder that nominated a particular director shall be entitled to remove that director forthwith by notice to such director, the other Shareholder and the Corporation and to call a meeting of the shareholders of the Corporation upon not less than 72 hours notice. Each Shareholder shall vote to confirm the removal of that director and for the replacement of that director by an individual nominated by the removing Shareholder.

4.4 Quorum for Directors' Meetings. The quorum required for the transaction of business at any meeting of the Board will be two (2) nominees of Lincolnshire and one (1) nominee of Nooya. If a quorum is not obtained for a properly called meeting of the Board, then the meeting will be postponed until a second meeting is properly called. Those directors who attend the second meeting will constitute a quorum and may transact any business which may have been transacted at the meeting as originally called, provided that at least two (2) directors attend the second meeting.

4.5 Decisions of Directors. Subject to the additional approval requirements of
Section 4.6 hereof, all matters proposed for consideration by the Board at a meeting of the Board will be effective if approved by a simple majority of the directors present at the meeting. Alternatively, the Board may approve any matter by written resolution signed by all directors.

4.6 Matters Requiring Approval of Shareholders.

      4.6.1 Any resolution of the Board of Directors relating to any of the following matters shall not be effective unless approved by all the Shareholders in writing:
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            4.6.1.1 subject to subsection 4.6.3 and Article 8 hereof, the sale or other disposition by the Corporation of any Molson Coors Shares owned, directly or indirectly, by it. For greater certainty, the exchange by the Corporation or by Subco of any Exchangeco Shares for Molson Coors US Shares shall be deemed to be a disposition for the purposes of the foregoing sentence. Notwithstanding the foregoing provisions of this Section 4.6.1.1 but subject to Section 2.7 hereof, the President of the Corporation may, at his discretion, cause the sale for cash or cash equivalents of any Class B Exchangeco Shares owned by the Corporation or any subsidiary thereof or the exchange of such shares into shares of Molson Coors Class B Common Stock and the sale thereof for cash or cash equivalents, provided that the net proceeds thereof, after the establishment of reasonable reserves for taxes, expenses of sale and other appropriate reserves and after repayment of any then outstanding debt of the Corporation (including, without limitation, the Loan) are declared as dividends to the Shareholders in the then current proportions of the Agreed Ratio;

            4.6.1.2 the issuance by the Corporation of any Shares, except as required pursuant to any of the Rollover Agreements;

            4.6.1.3 the purchase, redemption or reduction by the Corporation of any of its issued Shares, other than as set out in Article 7 or
            Article 8 hereof;

            4.6.1.4 the amendment or repeal of the Articles or Bylaws;

            4.6.1.5 the voluntary liquidation or dissolution of the Corporation;

            4.6.1.6 the incurrence of indebtedness for borrowed funds, other than with respect to the Loan or in the ordinary course of carrying out its principal purpose;

            4.6.1.7 the making of any substantial change in the Corporation's principal purpose as set out in Article 3 hereof; and

            4.6.1.8 any reduction of capital of the Corporation.

      4.6.2 The provisions of subsection 4.6.1 above shall terminate and be of no further force and effect upon the death of Stephen T. Molson, save and except with respect to subsection 4.6.1.4 above which shall survive such event but only with respect to any amendments or the repeal of the Articles or Bylaws which affect any rights attaching to the Class A preferred shares or the Class N preferred shares in the share capital of the Corporation.

      4.6.3 If the Corporation receives an offer for the sale or other disposition of all (but not part of) the Molson Coors Shares owned by it made by a third party dealing at Arm's Length with all of the Shareholders and the Corporation which the Lincolnshire Shareholder wishes the Corporation to accept, the Lincolnshire Shareholder shall forthwith provide a notice to the Corporation and the Nooya Shareholder that it wishes the Corporation to accept the said offer and wishes to invoke the provisions of this subsection 4.6.3, in which case the Corporation shall be authorized to accept the said
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                                       9


      offer and sell or otherwise dispose of all (but not part of) the Molson Coors Shares held, directly or indirectly, by it in accordance with the terms and conditions of the said offer. The words "offer for the sale or other disposition" shall also include any proposed acquisition by such third party by way of amalgamation or merger, whether by plan of arrangement or otherwise, and the rights of Lincolnshire pursuant to this Section shall include the right to vote the Molson Coors Shares owned, directly or indirectly, by the Corporation in favour thereof. The transactions contemplated by this Section may, subject to Section 8.5 hereof, involve the transfer of Molson Coors Shares to a separate holding corporation and thereafter the sale of the shares of such holding corporation in order to allow the Corporation or a subsidiary thereof, if applicable, to access any Safe Income on Hand attributable to the Molson Coors Shares.

                 ARTICLE 5 - SHARE ISSUE AND SALE RESTRICTIONS

5.1   Sale and Issue Restrictions.

      5.1.1 Except as otherwise set forth in this Agreement, none of the Shareholders may sell, grant an option to sell, encumber, hypothecate, pledge or create a security interest in or otherwise deal with any of its Shares; provided however that Shares may be hypothecated or pledged by a Shareholder from time to time to a financial institution approved by the Board, acting reasonably, as security for indebtedness of such Shareholder owed to such financial institution, provided that such financial institution agrees in writing to be bound by the terms of this Agreement pursuant to an agreement in form and substance approved by the Board, acting reasonably.

      5.1.2 No proposed dealing with any Shares (including the issuance thereof) in violation of this Agreement shall be valid, and the Corporation shall not record or transfer any of the Shares dealt with in violation of this Agreement in the records of the Corporation nor shall any voting rights attached to such Shares be exercised during the period of such violation. Such disqualification shall be in addition to and not in lieu of any other remedies to enforce the provisions of this Agreement.

      5.1.3 Notwithstanding anything else herein contained, every transfer of all or a portion of the Shares held by a Shareholder and any issue of Shares by the Corporation, in addition to the requirements of the Articles and of this Agreement, shall be subject to the condition that the proposed transferee or subscriber, if not already bound by this Agreement, shall first enter into, execute and deliver such documents and instruments necessary or desirable to evidence such agreement of such transferee or issuee to be bound hereby, the whole subject to the approval of such documents and instruments by the Board, acting reasonably. For greater certainty, but without limiting the foregoing, each of the Shareholders shall be bound by the provisions of this Agreement in respect of any Shares which may be acquired directly by such Shareholder after the date hereof in accordance with the provisions of this Agreement.

5.2 Offer. If at any time Lincolnshire desires to sell to a third party with whom it is dealing at Arm's Length all (but not part) of its Shares, Lincolnshire shall (a) obtain from the third party a bona fide offer in writing, which offer shall be irrevocable for a period of thirty (30) days (hereinafter referred to as the "Offer") and which Lincolnshire is ready and willing to accept, to purchase the Shares for the amount thereof set forth in the Offer payable by cash or certified
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cheque and (b) shall give notice in writing to Nooya of the receipt of the Offer within five (5) days thereof together with a copy thereof (the "Notice").

5.3 Drag-Along Rights. Lincolnshire shall have the right to require that Nooya sell all of the Shares owned by it to the third party pursuant to the terms of the Offer for the same price per Share (or if Nooya does not own Shares of the same class, for an appropriate price per Share based on the relative value of said other Shares to the Shares to be sold by Lincolnshire, as determined by the Board, acting reasonably) and otherwise on the same terms received by Lincolnshire pursuant to the Offer. If Lincolnshire wishes to exercise such right, the Notice shall specify that Lincolnshire wishes to invoke the provisions of this Section 5.3. The Corporation is hereby irrevocably appointed the agent and attorney of all the Shareholders and each of them for the purposes of effecting registration of the third party as a shareholder in completing the sale of the Shares of the Shareholders to the third party in accordance with this Section 5.3.

5.4 Tag-Along and Purchase Rights. Upon receipt of a Notice which does not require Nooya to sell its Shares as provided in Section 5.3 hereof, Nooya shall have the right to elect, by notice in writing to Lincolnshire, within ten (10) days from the date of receipt of a copy of the Offer, as a condition precedent to any sale of Shares by Lincolnshire pursuant to the Offer, to require the third party to purchase all the Shares owned by Nooya for a price per Share as set forth in Section 5.3 hereof, and otherwise upon the same terms and conditions as contained in the Offer.

5.5 Estate and Tax Planning. Notwithstanding anything contained in Section 5.1 hereof, each Shareholder shall have the right to sell or transfer any or all of its Shares for estate, tax planning, liability protection or matrimonial reasons (either for its benefit or for that of its shareholder), subject to the prior approval of the Board of Directors which approval shall not be unreasonably withheld; provided, however, (i) that such approval shall be deemed to be reasonably withheld if such sale or transfer would have a material adverse effect on the Corporation , in the sole determination of the Board, acting reasonably, and (ii) that in granting such approval the Board may require the transferee(s) of such Shares to enter into such additional agreements with the Corporation and the other Shareholder(s) as may be appropriate to reflect the intent of this Agreement, as determined by the Board, acting reasonably and to require that all such transferees of Shares: (a) shall be solidarily liable with each other for the fulfillment of all of the obligations of the transferor hereunder; (b) for all purposes of this Agreement, shall be considered as one person; and (c) shall name and appoint one representative with full power of administration and of disposition to act on their behalf for all purposes of this Agreement, and the other parties hereto shall be entitled to deal exclusively with such representative in all respects.

5.6 Holding Corporation. The transactions contemplated by Sections 5.2, 5.3, 5.4 and 5.5 hereof may, subject to Section 8.5 hereof, involve the transfer of Molson Coors Shares to a separate holding corporation and thereafter the sale of the shares of such holding corporation in order to allow the vendors, the Corporation or a subsidiary thereof, if applicable, to access any Safe Income on Hand attributable to the Molson Coors Shares.

                       ARTICLE 6 - MOLSON COORS DIVIDENDS

6.1 Molson Coors Dividends. Subject to applicable law and unless otherwise agreed to by the Shareholders, the Corporation shall, upon receipt by the Corporation of any cash
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                                       11


dividends on Molson Coors Shares, declare and pay cash dividends to the Shareholders as hereinafter set forth:

      6.1.1 the Corporation shall declare and pay, as soon as reasonably possible after receipt of cash dividends on Molson Coors Shares, cash dividends on the Class A preferred shares and the Class N preferred shares in accordance with the Articles provided that, in the case of the Class N preferred shares, payment of such cash dividends shall be deferred for an initial period in accordance with the applicable provisions of the Articles; and

      6.1.2 the remaining amount of cash dividends from Molson Coors Shares received by the Corporation shall, after payment by the Corporation of the dividends set forth in subsection 6.1.1 hereof, be used, firstly, to pay any and all tax payable by the Corporation under Part IV of the Income Tax Act (Canada) as a result of such dividend payment received by the Corporation on all Molson Coors Shares owned by it ("Part IV Tax") and secondly, until complete repayment of the principal amount outstanding at the close of business on May 15, 2003 under the revolving loan in the maximum amount of $3,000,000 granted by Royal Bank of Canada pursuant to that certain Loan Agreement dated April 12, 2002 between the Corporation and Royal Bank of Canada (the said principal amount so outstanding being herein called the "Loan"), to pay any and all interest owing in respect of the Loan and to repay the outstanding principal under the Loan.

      6.1.3 Once all amounts owing by the Corporation under the Loan have been repaid, and all said deferred but cumulated dividends on said Class N preferred shares shall have been brought up to date, the amount of any cash or other dividends received by the Corporation from Molson Coors Shares may, after payment of the dividends set forth in subsection 6.1.1 hereof and any Part IV Tax, be declared and paid as dividends to the Shareholders as determined by the Board and in accordance with the terms and conditions attaching to the Shares owned by each of them provided however that the Board of Directors may only declare and pay dividends in such amounts and on such class or classes of Shares such that the aggregate amount of dividends paid to the Shareholders at any time is allocated in accordance with the then current proportions of the Agreed Ratio between the Shareholders.

      6.1.4 The parties acknowledge that the dividend policy set forth in this
      Section 6.1 is an essential reason for their entering into this Agreement. Accordingly, if the Molson Coors Shares are affected in a manner not contemplated by the Articles, or if a sale or other disposition of Molson Coors Shares by the Corporation results in the Corporation holding, directly or indirectly, securities of another corporation, trust or other entity in replacement of or substitution for Molson Coors Shares or if, as a result of a sale or other disposition of Molson Coors Shares, the Corporation holds cash or other investments, each of the parties hereto agrees that the dividend policy of the Corporation shall appropriately reflect the dividend policy contemplated by this Agreement with respect to the Class A preferred shares and the Class N preferred shares of the Corporation, and the parties hereto agree to use their respective best efforts to achieve same, including, if required, appropriate amendments to this Agreement and/or to the Articles.

      6.1.5 Any cash dividends received by Subco upon Molson Coors Shares shall be subject to the provisions of this Article 6, mutatis mutandis (other than Section 6.1.1) and Subco shall, with respect to such cash dividends received, be obliged, as regards the Corporation, in the same manner and to the same extent (excluding provisions with respect to the Loan) as the Corporation is obliged to the Shareholders pursuant to this Article 6 and all dividends received by the Corporation from Subco shall be treated by the Corporation in the same manner as if such dividends had been received by the Corporation directly in respect of Molson Coors Shares. The Corporation agrees to cause Subco to comply, mutatis mutandis, with this
      Article 6 in order to reflect, to the greatest extent feasible, the dividend policy set forth in Section 6.1 hereof.

6.2 Other Dividends. Dividends may be declared by the Board from sources other than dividends from Molson Coors Shares at such times as the Board may determine, subject to the proviso in subsection 6.1.3 hereof as regards the required allocation in accordance with the Agreed Ratio.

                          ARTICLE 7 - PREFERRED SHARES

7.1 Demand by Shareholder. In the event that a Shareholder wishes to demand (the "Demand") from the Corporation the acceptance for retraction of any Preferred Shares owned by it, the Corporation shall, forthwith upon receipt of a demand for retraction by such Shareholder (the "Demanding Shareholder") and prior to making any payment to the Demanding Shareholder, notify the other Shareholder of such Demand. Such other Shareholder may, within ten (10) days of receipt of the aforementioned notice from the Corporation, require that the Corporation also accept for retraction, in accordance with the then current proportions of the Agreed Ratio, all (but not part) of the appropriate portion of Preferred Shares (of the same class as those being retracted by the Demanding Shareholder or, if the Demanding Shareholder is the only holder of shares of the class for which it is demanding retraction, of such other class or classes of Preferred Shares as are designated by such other Shareholder. In every case, (i) such other Shareholder shall be entitled to retract Preferred Shares of the class to which the Demand relates or of such other class or classes that have an aggregate redemption value equal to such other Shareholder's proportion of the then current Agreed Ratio of the aggregate redemption value of the Preferred Shares to be retracted by both Shareholders, and (ii) any such other class or classes of Preferred Shares designated by the other Shareholder shall not rank as to dividends superior to the Preferred Shares to be retracted by the Demanding Shareholder). The Corporation shall not make any payment to the Demanding Shareholder on account of the retraction of any Preferred Shares until the expiry of the aforementioned ten (10) day notice period. If the other Shareholder does not exercise the right to obtain retraction of Preferred Shares as aforesaid, upon payment to the Demanding Shareholder the Agreed Ratio shall be modified to reflect a decrease in the proportion of the Demanding Shareholder and an increase in the proportion of the other Shareholder, such modification to be conclusively determined by the auditors of the Corporation at the request of any Shareholder.

7.2 Retraction of Preferred Shares. Subject to Article 8 hereof, and notwithstanding Section 7.1 hereof, from and after the death of the first to die of Eric H. Molson or Stephen T. Molson, a Shareholder may only demand the retraction of Preferred Shares to the extent of the amount of the available working capital of the Corporation (excluding from the determination of such working capital any amount attributable to Molson Coors Shares) at the time of such

Demand, as determined by the Board of Directors, acting reasonably and after taking appropriate reserves for and deducting from the available working capital such reasonable and prudent amounts to provide for future needs of the Corporation including, without limitation, reserves for the payment of amounts set out in subsections 6.1.1 and 6.1.2 hereof. Subject to the foregoing, upon a Demand by a Demanding Shareholder, the provisions of Section 7.1 hereof shall apply, save that the Corporation shall allocate the available working capital determined above for the retraction amongst the Shareholders in accordance with the then current Agreed Ratio in effect prior to such Demand. Notwithstanding the foregoing, the Corporation may redeem Preferred Shares in excess of the amount of the available working capital of the Corporation, as determined above, if the Board of Directors so approves.

                         ARTICLE 8 - PURCHASE OF SHARES

8.1 Subject to the provisions of Section 8.2 hereof, Lincolnshire or Nooya (the "Designating Shareholder") may, in the event income tax, estate tax or other similar taxes are payable by a succession or heir (the "Tax Liability") as a result of the death of the Beneficial Shareholder of such Designating Shareholder or his spouse, and that such Tax Liability has not been fully paid after application of the provisions of Section 8.6 hereof, request that the Corporation repay any amounts owing by the Corporation to the Designating Shareholder, redeem Preferred Shares held by the Designating Shareholder or repurchase such number of Common Shares held by the Designating Shareholder as determined between the Corporation and the Designating Shareholder (the "Designated Shareholder Interest") in such an amount and/or for a purchase price, as the case may be, to be agreed upon by the Board, on behalf of the Corporation, and the Designating Shareholder and which shall take into account the market value of all the assets of the Corporation and the liabilities of the Corporation, including a reasonable amount for inherent liabilities for taxes on any disposition of any asset of the Corporation. The value of any amount owing by the Corporation to the Designating Shareholder and of the Preferred Shares and Common Shares to be so repaid, redeemed or repurchased shall, in the opinion of the Board, reasonably exercised, be sufficient to cover the amount of the outstanding Tax Liability, provided that the net after-tax proceeds to the Designating Shareholder of the Designated Shareholder Interest so repaid, redeemed or repurchased shall not exceed the amount of the outstanding Tax Liability. In the event the Corporation and the Designating Shareholder are unable to agree as to any indebtedness of the Corporation to the Designating Shareholder to be repaid by the Corporation or the number of Preferred Shares or Common Shares to be redeemed or repurchased for the consideration equal to the net after-tax proceeds (after taking into account RDTOH recoupment), the number shall be conclusively determined by the unanimous determination of Steven Yaphe of Ernst & Young (to the extent permitted by Ernst & Young LLP and notwithstanding his retirement from that firm) and Alan Z. Golden of Davies Ward Phillips & Vineberg LLP or, in the event that either such person is unable or unwilling to serve, by a partner of such firm nominated thereby.

8.2 Subject to Section 8.5 hereof, upon written request from the Designating Shareholder, the Corporation shall sell such proportion of its Assets (the "Designated Assets") as is necessary to pay for the repayment, redemption or repurchase, as the case may be, of the Designated Shareholder Interest as follows:

      8.2.1 firstly, the Corporation shall sell or redeem all or a portion of any Assets other than the Molson Coors Shares, as required, to the extent such Assets can be sold or redeemed; and

      8.2.2 secondly, if necessary, the Corporation shall sell such number of Molson Coors Shares as is required in order to repurchase the Designated Shareholder Interest.

8.3 Subject to Section 8.5 hereof, the Corporation may, before selling the Designated Assets, transfer the Molson Coors Shares to a separate holding corporation and sell the shares of such holding corporation in order to allow the Corporation to access the Safe Income on Hand attributable to the Molson Coors Shares.

8.4 Upon the sale of the Designated Assets as hereinabove provided, the Corporation shall repay, redeem or repurchase, as the case may be, the Designated Shareholder Interest in consideration for the net after-tax sales proceeds (after taking into account RDTOH recoupment, if any) but not in excess of the agreed upon amount in respect of the repayment, redemption or repurchase.

8.5 The Corporation may only sell, transfer, redeem or otherwise dispose of the Designated Assets pursuant to this Article 8 if such proposed transaction complies with applicable corporate and securities legislation and does not constitute either a takeover bid by the acquiror within the meaning of the applicable securities legislation or, to the extent such proposed transaction constitutes a takeover bid, that it is exempt from the provisions of applicable securities legislation or is otherwise approved by the Board, which approval may be arbitrarily withheld. In the event the Corporation is unable to meet the requirements of this Section 8.5 at the time a request is made by the Designating Shareholder under Section 8.1 hereof, the parties hereto agree that the Corporation shall not be required to repay, redeem or repurchase, as the case may be, the Designated Shareholder Interest until such time as the Corporation can meet the requirements of this Section 8.5.

8.6 Notwithstanding any of the foregoing, the Corporation shall not be required to repay, redeem or repurchase, as the case may be, the Designated Shareholder Interest in the event that either the Beneficial Shareholder or the Designating Shareholder has other current assets (such as, but without limiting the generality of the foregoing, cash, insurance proceeds or short-term investments) which could reasonably be converted to cash, in which case such other assets shall first be used by the Beneficial Shareholder and the Designating Shareholder to satisfy the Tax Liability and the Corporation shall repurchase only such proportion of the Designated Shareholder Interest, if any, which is necessary in order for the Beneficial Shareholder or the Designating Shareholder to satisfy the balance of the Tax Liability not repaid through the proceeds from such other assets.

8.7 Upon any such repayment, redemption or repurchase, the Agreed Ratio shall be modified to reflect the appropriate proportions thereof, by reflecting an increase in the proportion of the other Shareholder and a decrease in the proportion of the Designating Shareholder, such modification to be conclusively determined by the auditors of the Corporation at the request of any Shareholder.

                           ARTICLE 9 - GOVERNING LAW

9.1 This Agreement shall be governed by and construed in accordance with the laws of the Province of Quebec and the laws of Canada applicable therein.

                         ARTICLE 10 - ENTIRE AGREEMENT

10.1 This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter herein provided for and supersedes and replaces any provision of any other document heretofore entered into by them with respect to the subject matter hereof. Unless otherwise stipulated in this Agreement, the singular shall include the plural, the plural shall include the singular; the words "party" and "person" shall include firms, companies and corporations; the masculine shall include the feminine and the feminine shall include the masculine and where applicable the firms, companies or corporations, the neuter. The parties and intervenants hereto acknowledge and agree that (i) Newco, as contemplated by the Prior Agreement, has no rights or obligations pursuant hereto or to the Prior Agreement and is deemed not to be a party hereto or to the Prior Agreement; and (ii) this Agreement supersedes and replaces the Prior Agreement, which shall have no further force or effect.

                             ARTICLE 11 - CAPTIONS

11.1 The captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provisions hereof.

                        ARTICLE 12 - FURTHER ASSURANCES

12.1 In connection with this Agreement as well as all transactions contemplated by this Agreement, each of the parties agree to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all the terms, provisions and conditions of this Agreement, and all such transactions.

             ARTICLE 13 - TERM AND UNANIMOUS SHAREHOLDERS AGREEMENT

13.1 This Agreement shall remain in force until the last to occur of the following events:

      13.1.1 the death of Eric H. Molson;

      13.1.2 the termination of any spousal trust established by Eric H. Molson for his wife, the trust property of which includes, directly or indirectly, Shares of the Corporation;

      13.1.3 the death of Stephen T. Molson; and

      13.1.4 the termination of any spousal trust established by Stephen T. Molson for his wife, the trust property of which includes, directly or indirectly, Shares of the Corporation.

13.2 The provisions of subsection 5.1.2, Sections 6.1 and 7.1, and Article 8 hereof are hereby constituted as a unanimous shareholders agreement pursuant to the Canada Business Corporations Act, and all powers of the directors and the Board pursuant to said subsection, Sections and Article are hereby restricted, except as expressly set forth therein.

                           ARTICLE 14 - MISCELLANEOUS

14.1 Endorsement of Share Certificates. Any and all certificates representing Shares now or hereafter beneficially owned by the Shareholders during the term of this Agreement shall have endorsed thereon, in bold type, a legend in the following form:

            "The securities evidenced by this certificate are subject to the terms of, and the disposition and transfer of such securities is restricted in accordance with certain of the provisions of, an Amended and Restated Shareholders Agreement dated as of February 9, 2005 made between the Corporation, a subsidiary thereof and each and all of the holders of shares. A copy of the said agreement, together with all amendments and supplements thereto, is available for inspection from the Secretary of the Corporation on request and without charge at its registered office."

14.2 Assignment. Subject to the express provisions hereof, neither this Agreement nor any rights or obligations hereunder are assignable by the parties hereto without the prior written consent of the other parties hereto, subject to the rights of Shareholders to sell their Shares pursuant to the terms of this Agreement, including, without limitation, the requirement that the purchaser of such Shares agrees to be bound hereby. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, legal personal representatives, successors and permitted assigns.

14.3 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. This Agreement may be executed by any party by facsimile signature.

14.4 Consents and Waivers. No consent or waiver, expressed or implied, by any party to or of any breach or default by any other party in the performance of any obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other party of the same or any other obligation of such party hereunder. Failure on the part of any party to complain of any act or failure to act of any other party or to declare any other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder.

14.5 Language. The parties acknowledge that they have requested that this Agreement and all documents, notices, correspondence and legal proceedings arising from this Agreement or relating hereto be drawn up in English. Les parties reconnaissent qu'elles ont exige que cette convention ainsi que tout document, avis, correspondance et procedure legale decoulant de cette convention soient rediges en anglais.

                         [signatures on following page]

      IN WITNESS WHEREOF the parties and intervenants hereto have executed this Agreement as of the date first above stated.

                                        LINCOLNSHIRE HOLDINGS LIMITED

                                        Per: /s/ Eric H. Molson
                                             ---------------------------------
                                             Eric H. Molson


                                        NOOYA INVESTMENTS LIMITED

                                        Per: /s/ Stephen T. Molson
                                             ---------------------------------
                                             Stephen T. Molson


                                        PENTLAND SECURITIES (1981) INC.

                                        Per: /s/ Eric H. Molson
                                             ---------------------------------
                                             Eric H. Molson

                                        Per: /s/ Stephen T. Molson
                                             ---------------------------------
                                             Stephen T. Molson


                                        4280661 CANADA INC.

                                        Per: /s/ Andrew T. Molson
                                             ---------------------------------
                                             Andrew T. Molson

INTERVENTIONS

Each of the undersigned hereby acknowledges having taken cognizance of this agreement and hereby consents and agrees to the terms thereof to the extent applicable to the undersigned and accepts all stipulations in favour of the undersigned.


/s/ Eric H. Molson                      /s/ Stephen T. Molson
-------------------------------         --------------------------------------
Eric H. Molson                          Stephen T. Molson